Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 8-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011
Term Sheet to Product Supplement No. 8-I Registration Statement No. 333-177923 Dated May 31, 2012; Rule 433
Structured Investments	$ 12.50%*-13.50%* per annum Auto Callable Yield Notes due June 28, 2013 Linked to the Least Performing of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index and the Russell 2000® Index
General
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The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us.  Investors should be willing to forgo the potential to participate in the appreciation of any of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index or the Russell 2000® Index and to forgo dividend payments.  Investors should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.

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The notes will pay between 12.50%* and 13.50%* per annum interest over the term of the notes, assuming no automatic call, payable at a rate of between 1.04167%* and 1.12500%* per month.  However, the notes do not guarantee any return of principal at maturity.  Instead, if the notes are not automatically called, the payment at maturity will be based on the performance of the Least Performing Underlying and whether the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period, as described below.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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The notes will be automatically called if the closing level or closing price of each Underlying on the relevant Call Date is greater than or equal to the applicable Starting Underlying Level.  If the notes are automatically called, payment on the applicable Call Settlement Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing June 28, 2013**
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
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The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 8-I, supersede the terms set forth in product supplement no. 8-I.  In particular, notwithstanding anything to the contrary in product supplement no. 8-I, the notes will be automatically called if the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level.  See “Key Terms — Automatic Call” below.

Key Terms
Underlyings:
The SPDR® S&P® Metals & Mining ETF (the “Fund”), the S&P 500® Index and the Russell 2000® Index (each, an “Index,” and collectively the “Indices”) (each of the Fund and the Indices, an “Underlying,” and collectively, the “Underlyings”)

Interest Rate:
Between 12.50%* and 13.50%* per annum over the term of the notes, assuming no automatic call, payable at a rate of between 1.04167%* and 1.12500%* per month
* The actual Interest Rate will be determined on the Pricing Date and will not be less than 12.50% or greater than 13.50% per annum.

Automatic Call:
If on any Call Date, the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level, the notes will be automatically called on that Call Date.

Payment if Called:
If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.

Buffer Amount:	With respect to each Underlying, an amount that represents 45.00% of its Starting Underlying Level (in the case of the Fund, subject to adjustments)
Pricing Date:	On or about June 26, 2012
Settlement Date:	On or about June 29, 2012
Observation Date**:	June 25, 2013
Maturity Date**:	June 28, 2013
CUSIP:	48125VC24
Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date
Interest Payment Dates**:
Interest on the notes will be payable monthly in arrears on the 29th calendar day of each month, except for the monthly interest payment due in February 2013, which will be payable on February 28, 2013 and except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing July 29, 2012.  See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.

Payment at Maturity:
If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Least Performing Underlying.  If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:
(a) the Ending Underlying Level of any Underlying is less than its Starting Underlying Level; and
(b) a Trigger Event has occurred.
If the notes are not automatically called and the conditions described in (a) and (b) are satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Least Performing Underlying is less than its Starting Underlying Level.  Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:
$1,000 + ($1,000 × Least Performing Underlying Return)
You will lose some or all of your principal at maturity if the notes are not automatically called and the conditions described in (a) and (b) are both satisfied.

Trigger Event:
A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount.

Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows: Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Call Dates**:	September 26, 2012 (first Call Date), December 26, 2012 (second Call Date) and March 26, 2013 (final Call Date)
Call Settlement Dates**:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Other Key Terms:	See “Additional Key Terms” on the next page.
**
Subject to postponement as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 8-I.

Investing in the Auto Callable Yield Notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 8-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	UBS Commissions (2)	Other Fees (3)	Proceeds to Us
Per note	$	$	$	$
Total	$	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)
If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $35.00 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of approximately $17.50 per $1,000 principal amount note.  These concessions include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer.  This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes.  The actual commission received by JPMS may be more or less than $35.00 and will depend on market conditions on the Pricing Date.  In no event will the commission received by JPMS, which includes concessions and other amounts that may be allowed to other dealers, exceed $40.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-48 of the accompanying product supplement no. 8-I. [JPM TO CONFIRM]

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
May 31, 2012

Recent Developments

One credit rating agency has downgraded our long-term senior debt rating, and another has placed us on negative watch for possible downgrade.  These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains.  We disclosed that the Chief Investment Office’s synthetic credit portfolio has proven to be riskier, more volatile and less effective as an economic hedge than we had previously believed.  We are currently repositioning the portfolio in conjunction with our assessment of our overall credit exposure; as this repositioning is being effected in a manner designed to maximize economic value, we may hold certain of our current synthetic credit positions for the longer term and, accordingly, the net income in our Corporate segment will likely be more volatile in future periods than it has been in the past.  These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See our quarterly report on Form 10-Q for the quarter ended March 31, 2012; “Risk Factors — Risk Management — JPMorgan Chase’s framework for managing risks may not be effective in mitigating risk and loss to the Firm” in our annual report on Form 10-K for the year ended December 31, 2011; and “Selected Risk Considerations — Credit Risk of JPMorgan Chase & Co.” in this term sheet for further discussion.

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 8-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 8-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 8-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 8-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007604/e46186_424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms
Starting Underlying Level:
With respect to the Fund, the closing price of one share of the Fund on the Pricing Date, divided by the Share Adjustment Factor for the Fund (the “Initial Share Price”).  With respect to an Index, the closing level of that Index on the Pricing Date (the “Initial Index Level”).  We refer to each of the Initial Index Level for an Index and the Initial Share Price for the Fund as a “Starting Underlying Level.”

Ending Underlying Level:
With respect to the Fund, the closing price of one share of the Fund on the Observation Date (the “Final Share Price”).  With respect to an Index, the closing level of that Index on the Observation Date (the “Ending Index Level”).  We refer to each of the Ending Index Level for an Index and the Final Share Price for the Fund as an “Ending Underlying Level.”

Share Adjustment Factor:
With respect to the Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 8-I.

Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing	The lowest of the Underlying Return of the SPDR® S&P® Metals & Mining ETF, the Underlying Return of the
Underlying Return:	S&P 500® Index and the Underlying Return of the Russell 2000® Index

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index and the Russell 2000® Index	TS-1

Selected Purchase Considerations

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THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this term sheet, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this term sheet, assuming no automatic call.  Interest will be payable monthly in arrears on the 29th calendar day of each month, except for the monthly interest payment due in February 2013, which will be payable on February 28, 2013 and except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing July 29, 2012.  Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date (which may be a Call Settlement Date).  If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.  For example, the monthly Interest Payment Date for July 2012 is July 29, 2012, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on July 30, 2012, the next succeeding business day.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level on any Call Date, your notes will be automatically called prior to the maturity date.  Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level.  A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount.  However, if the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level of any Underlying is less than its Starting Underlying Level, you could lose the entire principal amount of your notes.

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EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Least Performing Underlying, which will be any of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index or the Russell 2000® Index.

The SPDR® S&P® Metals & Mining ETF is an exchange-traded fund of SPDR® Series Trust, which is a registered investment company that consists of numerous separate investment portfolios.  SSgA Funds Management, Inc. is the investment adviser for the SPDR® S&P® Metals & Mining ETF.  The SPDR® S&P® Metals & Mining ETF trades on NYSE Arca, Inc., which we refer to as NYSE Arca under the ticker symbol “XME.”  The SPDR® S&P® Metals & Mining ETF seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P Metals & Mining Select Industry Index, which we refer to as the Underlying Index with respect to the SPDR® S&P® Metals & Mining ETF.  The S&P Metals & Mining Select Industry Index is an equal-weighted index that is designed to measure the performance of the metals and mining sub-industry portion of the S&P® Total Market Index, a benchmark that measures the performance of the U.S. equity market.  For additional information on the SPDR® S&P® Metals & Mining ETF, see the information set forth under “Fund Descriptions — The SPDR® S&P® Metals & Mining ETF” in the accompanying underlying supplement no. 1-I.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

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TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT [SUBJECT TO DPW TAX REVIEW] — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 8-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Least Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option.  By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph.  However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index and the Russell 2000® Index	TS-2

We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes.  If the notes had priced on May 30, 2012 and assuming an Interest Rate of 12.50% per annum, we would have allocated 8.56% of each interest payment to interest on the Deposit and the remainder to Put Premium.  The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date.  Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call.

Non-U.S. Holders - Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2012 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice.  Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in any or all of the Underlyings or any of the equity securities included in the Indices or held by the Fund.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 8-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level.  If the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level of any Underlying is less than its Starting Underlying Level, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Least Performing Underlying is less than its Starting Underlying Level.  Accordingly, you could lose up to the entire principal amount of your notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

In particular, one credit rating agency has downgraded our long-term senior debt rating, and another has placed us on negative watch for possible downgrade.  These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains.  These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See “Recent Developments” in this term sheet; our quarterly report on Form 10-Q for the quarter ended March 31, 2012; and “Risk Factors — Risk Management — JPMorgan Chase’s framework for managing risks may not be effective in mitigating risk and loss to the Firm” in our annual report on Form 10-K for the year ended December 31, 2011 for further discussion.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that these hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of your notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 8-I for additional information about these risks.

In addition, we are currently one of the companies that make up the S&P 500® Index.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

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YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF ANY UNDERLYING — If the notes are not automatically called and a Trigger

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index and the Russell 2000® Index	TS-3

Event has not occurred or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of any Underlying, which may be significant.  If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of any Underlying, which may be significant.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Underlying during the term of the notes.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OR CLOSING PRICE, AS APPLICABLE, OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings.  If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to all of the Underlyings.  Poor performance by any of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlyings.  Accordingly, your investment is subject to the risk of decline in the closing level or closing price, as applicable, of each Underlying.

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THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount, a Trigger Event will occur, and you will be fully exposed to any depreciation in the Least Performing Underlying.  We refer to this feature as a contingent buffer.  Under these circumstances, and if the Ending Underlying Level of any Underlying is less than its Starting Underlying Level, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Level of the Least Performing Underlying is less than its Starting Underlying Level.  You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the closing level or closing price, as applicable, of that Underlying is less than its Starting Underlying Level by less than the Buffer Amount.  If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity.  As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — If the notes are not automatically called and a Trigger Event occurs, you will lose some or all of your investment in the notes if the Ending Underlying Level of any Underlying is below its Starting Underlying Level.  This will be true even if the Ending Underlying Level of each of the other Underlyings is greater than or equal to its Starting Underlying Level.  The Underlyings’ respective performances may not be correlated and, as a result, if the notes are not automatically called and a Trigger Event occurs, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the relevant Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•
BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the closing level or closing price, as applicable, of each Underlying is not less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level.  If the notes are not automatically called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Least Performing Underlying.

•
VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing level or closing price, as applicable, of that Underlying could be less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period.  An Underlying’s volatility, however, can change significantly over the term of the notes.  The closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.

•
AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index and the Russell 2000® Index	TS-5

capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the Fund’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market.  The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.

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DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index and its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Fund and the Underlying Index.  In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index.  Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.  For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH THE METALS AND MINING INDUSTRY — All or substantially all of the equity securities held by the Fund are issued by companies whose primary lines of business are directly associated with the metals and mining industry.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.  The metals and mining industry can be significantly affected by international political and economic developments, energy conservation, the success of exploration projects, commodity prices and tax and other government regulations.  Companies involved in the metals and mining industry may benefit from government subsidies or certain trade protections.  If those subsidies or trade protections are reduced or removed, the profits of such companies may be affected, potentially drastically.  In addition, competitive pressures and the cyclical nature of the metal and mining industry may have a significant effect on the financial condition of these companies.  These companies are also subject to risks of changes in exchange rates, terrorist attacks, depletion of resources and reduced demand as a result of increases in energy efficiency, substitution and energy conservation.  Such companies are subject to extensive federal, state and local environmental laws and regulations regarding air emissions and the disposal of hazardous materials and may be at risk for environmental damage claims.  These factors could cause a downturn in the metals and mining industry and could cause the value of the equity securities held by the Fund and the price of the Fund to decline during the term of the notes.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities included in the Indices or held by the Fund would have.

•
HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including instruments related to the Fund or the equity securities included in the Indices or held by the Fund.  We or our affiliates may also trade in the Fund or instruments related to the Fund or the equity securities included in the Indices or held by the Fund from time to time.  Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

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THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level and price of the Underlyings on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•        whether a Trigger Event has occurred or is expected to occur;
•        the interest rate on the notes;
•        the actual and expected volatility of the Underlyings;
•        the time to maturity of the notes;
•        the likelihood of an automatic call being triggered;
•	the dividend rates on the Fund and the equity securities included in the Indices or held by the Fund;
•	the expected positive or negative correlation between the Indices and the Fund, or the expected absence of any such correlation;
•	interest and yield rates in the market generally;
•       a variety of economic, financial, political, regulatory and judicial events;
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index and the Russell 2000® Index	TS-6

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Least Performing Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call.  The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the maturity date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000.  The table and examples below assume that the Least Performing Underlying is the Russell 2000® Index and that the closing price of the SPDR® S&P® Metals & Mining ETF and the closing level of the S&P 500® Index on each Call Date is greater than or equal to their respective Starting Underlying Levels.  We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your actual payment at maturity, if applicable, or as to what the closing level or closing price, as applicable, of any Underlying will be on any Call Date.  In addition, the following table and examples assume a Starting Underlying Level for the Least Performing Underlying of 750 and an Interest Rate of 12.50% per annum over the term of the notes (assuming no automatic call) and reflect the Buffer Amount of 45.00% of the Starting Underlying Level of the Least Performing Underlying.  Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Closing Level of the Least Performing Underlying	Least Performing Underlying Closing Level Appreciation / Depreciation at Relevant Call Date	Note Total Return at Relevant Call Settlement Date			Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
		First	Second	Final
1,350.000	80.00%	3.125%	6.250%	9.375%	12.50%	12.50%
1,237.500	65.00%	3.125%	6.250%	9.375%	12.50%	12.50%
1,125.000	50.00%	3.125%	6.250%	9.375%	12.50%	12.50%
1,050.000	40.00%	3.125%	6.250%	9.375%	12.50%	12.50%
975.000	30.00%	3.125%	6.250%	9.375%	12.50%	12.50%
900.000	20.00%	3.125%	6.250%	9.375%	12.50%	12.50%
825.000	10.00%	3.125%	6.250%	9.375%	12.50%	12.50%
787.500	5.00%	3.125%	6.250%	9.375%	12.50%	12.50%
757.500	1.00%	3.125%	6.250%	9.375%	12.50%	12.50%
750.000	0.00%	3.125%	6.250%	9.375%	12.50%	12.50%
712.500	-5.00%	N/A	N/A	N/A	12.50%	7.50%
675.000	-10.00%	N/A	N/A	N/A	12.50%	2.50%
656.250	-12.50%	N/A	N/A	N/A	12.50%	0.00%
600.000	-20.00%	N/A	N/A	N/A	12.50%	-7.50%
525.000	-30.00%	N/A	N/A	N/A	12.50%	-17.50%
450.000	-40.00%	N/A	N/A	N/A	12.50%	-27.50%
412.500	-45.00%	N/A	N/A	N/A	12.50%	-32.50%
412.425	-45.01%	N/A	N/A	N/A	N/A	-32.51%
375.000	-50.00%	N/A	N/A	N/A	N/A	-37.50%
300.000	-60.00%	N/A	N/A	N/A	N/A	-47.50%
225.000	-70.00%	N/A	N/A	N/A	N/A	-57.50%
150.000	-80.00%	N/A	N/A	N/A	N/A	-67.50%
75.000	-90.00%	N/A	N/A	N/A	N/A	-77.50%
0.000	-100.00%	N/A	N/A	N/A	N/A	-87.50%

(1) A Trigger Event occurs if the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than 45.00% on any day during the Monitoring Period.

The following examples illustrate how a total payment set forth in the table above are calculated.

Example 1: The level of the Least Performing Underlying increases from the Starting Underlying Level of 750 to a closing level of 757.50 on the first Call Date.  Because the closing level of each Underlying on the first Call Date is greater than the applicable Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,031.25 per $1,000 principal amount note, consisting of an interest payment of $31.25 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The level of the Least Performing Underlying decreases from the Starting Underlying Level of 750 to a closing level of 712.50 on the first Call Date and 675 on the second Call Date, and increases from the Starting Underlying Level of 750 to a closing level of 787.50 on the final Call Date.  Although the level of the Least Performing Underlying on each of the first two Call Dates (712.50 and 675) is less than the Starting Underlying Level of 750, because the closing level of each Underlying on the final Call Date is greater than the applicable Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,093.75 per $1,000 principal amount note, consisting of interest payments of $93.75 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index and the Russell 2000® Index	TS-7

Example 3: The notes have not been automatically called prior to maturity and the level of the Least Performing Underlying increases from the Starting Underlying Level of 750 to an Ending Underlying Level of 787.50.  Because the notes have not been automatically called prior to maturity and the Ending Underlying Level of the Least Performing Underlying of 787.50 is greater than its Starting Underlying Level of 750, regardless of whether a Trigger Event has occurred, the investor receives total payments of $1,125 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $125 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the level of the Least Performing Underlying decreases from the Starting Underlying Level of 750 to an Ending Underlying Level of 600.  Even though the Ending Underlying Level of the Least Performing Underlying of  600 is less than its Starting Underlying Level of 750, because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,125 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $125 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Least Performing Underlying decreases from the Starting Underlying Level of 750 to an Ending Underlying Level of 375.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Least Performing Underlying of 375 is less than its Starting Underlying Level of 750, the investor receives total payments of $625 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $125 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -50%)] + $125 = $625

Example 6: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Least Performing Underlying decreases from the Starting Underlying Level of 750 to an Ending Underlying Level of 0.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Least Performing Underlying of 0 is less than its Starting Underlying Level of 750, the investor receives total payments of $125 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $125 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $125 = $125

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index and the Russell 2000® Index	TS-8

Historical Information

The following graphs show the historical weekly performance of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index and the Russell 2000® Index from January 5, 2007 through May 25, 2012.  The closing price of the SPDR® S&P® Metals & Mining ETF on May 30, 2012 was $40.44.  The closing level of the S&P 500® Index on May 30, 2012 was 1,313.32.  The closing level of the Russell 2000® Index on May 30, 2012 was 762.00.

We obtained the various closing levels and closing prices of the Underlyings below from Bloomberg Financial Markets, without independent verification.  The historical levels and prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of any Underlying on the Pricing Date, any Call Date, the Observation Date or any day during the Monitoring Period.  We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Fund or the equity securities held by the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund or the equity securities held by the Fund.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index and the Russell 2000® Index	TS-9

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the SPDR® S&P® Metals & Mining ETF, the S&P 500® Index and the Russell 2000® Index	TS-10